Exhibit 99.5

7000 Cardinal Place

Dublin,OH 43017

www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Troy Kirkpatrick (614) 757-6225 troy.kirkpatrick@cardinalhealth.com	Investors:	Sally Curley (614) 757-7115 sally.curley@cardinalhealth.com

CARDINAL HEALTH INCREASES QUARTERLY DIVIDEND BY 25 PERCENT

Increase In Advance of Planned Spinoff of CareFusion Corporation

DUBLIN, Ohio, June 2, 2009 — Cardinal Health, a global provider of products and services that improve the safety and productivity of health care, today announced a 25 percent increase in its regular quarterly dividend to $0.175 per share, or $0.70 per share on an annualized basis.

The dividend increase announcement is particularly meaningful in that it comes in advance of the planned spinoff of CareFusion Corporation, the company that is expected to become public from the spinoff of Cardinal Health’s clinical and medical products businesses.

The company’s previously announced dividend payable on July 15 for shareholders of record on July 1 will be increased to $0.175 per share. The company has steadily increased its quarterly dividend from $0.03 per share in 2005 and has paid a $0.14 per share quarterly dividend since July 15, 2008.

The company is highlighting the announcement at its annual investor conference today, where it also will outline a goal for future dividend increases at or above Cardinal Health’s earnings growth rate on a go-forward basis following its planned spinoff of CareFusion. All future dividends are subject to approval by Cardinal Health’s board of directors.

The company’s focus on dividend expansion creates a predictable and disciplined use of cash to drive shareholder returns and signals confidence and strength in the cash generated by its businesses.

Today’s investor conference and corresponding slide presentation are available via live webcast on the investor page at cardinalhealth.com. Presentation slides and the archived webcast will be available on the investor page after the conclusion of the meeting.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $91 billion, global company serving the health care industry with products and services that help hospitals, physician offices

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and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, MedMined™ electronic infection surveillance service and VIASYS® respiratory care products. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 18 on the Fortune 500, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinalhealth.com.

Cautions Concerning Forward-Looking Statements

This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports and CareFusion’s Form 10 registration statement (including all amendments to those reports and registration statement) and exhibits to those reports and registration statement, and include (but are not limited to) the following: uncertainties related to the deferral in hospital capital spending affecting Cardinal Health’s Clinical and Medical Products segment and difficulties in forecasting the exact duration and potential long-term changes in hospital spending patterns; uncertainties regarding the planned spinoff of CareFusion as a new standalone entity, including the timing and terms of any such spinoff and whether such spinoff will be completed as it is subject to a number of conditions, and uncertainties regarding the impact of the planned spinoff on Cardinal Health, CareFusion and the potential market for their respective securities; competitive pressures in Cardinal Health’s various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; uncertainties relating to timing of generic and branded pharmaceutical introductions and the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation; changes in the distribution patterns or reimbursement rates for health care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings; future actions of regulatory bodies or government authorities relating to Cardinal Health’s manufacturing or sale of products and other costs or claims that could arise from its manufacturing, compounding or repackaging operations or from its other services, including uncertainties and costs relating to complying with the amended consent decree entered into with the FDA and implementing the corrective action plan submitted to the FDA pursuant to the amended consent decree; the effects, timing or success of restructuring programs or plans; the costs, difficulties and uncertainties related to the integration of acquired businesses; uncertainties related to the recent disruptions in the financial markets, including uncertainties related to the availability and/or cost of credit and the impact of the financial market disruptions on Cardinal Health’s customers and vendors; uncertainties regarding the ultimate features of government health care reform initiatives and their enactment and implementation; with respect to future dividends, the decision by Cardinal Health’s board of directors to declare such dividends, which decision will depend on Cardinal Health’s surplus, earnings, cash flows, financial condition and prospects at the time any such action is considered; and conditions in the pharmaceutical market and general economic and market conditions. This news release reflects management’s views as of June 2, 2009. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.